Exhibit 5.1

May 13, 2015

Board of Directors

Apple Inc.

1 Infinite Loop

Cupertino, California 95014

Ladies and Gentlemen:

We are acting as counsel to Apple Inc., a California corporation (the “Company”), in connection with the Underwriting Agreement, dated May 6, 2015 (the “Underwriting Agreement”) among the Company and Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule 1 thereto, relating to the proposed public offering of $250,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2017, $500,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2020, $750,000,000 aggregate principal amount of the Company’s 0.900% Notes due 2017, $1,250,000,000 aggregate principal amount of the Company’s 2.000% Notes due 2020, $1,250,000,000 aggregate principal amount of the Company’s 2.700% Notes due 2022, $2,000,000,000 aggregate principal amount of the Company’s 3.200% Notes due 2025 and $2,000,000,000 aggregate principal amount of the Company’s 4.375% Notes due 2045 (collectively, the “Securities”) pursuant to the Company’s automatic shelf registration statement on Form S-3ASR (Reg. No. 333-188191) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on April 29, 2013. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the General Corporation Law of the State of California, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

For purposes of this opinion letter, we have assumed that (i) The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) under the Indenture, dated April 29, 2013, between the Company and the Trustee, filed as Exhibit 4.1 to the Registration Statement (the “Base Indenture”), as supplemented by the Officer’s Certificate, dated May 13, 2015, filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Commission on May 13, 2015 (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, (vi) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Act and no stop order suspending its effectiveness will have been issued and remain in effect and (vii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Securities have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration for the Securities specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Securities pursuant to the terms of the Indenture, the Securities will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the preliminary prospectus supplement dated May 6, 2015 and prospectus supplement dated May 6, 2015, each of which constitute a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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